Exhibit 99.1

Lennox International appoints Max H. Mitchell to board of directors

(DALLAS, SEPTEMBER 19, 2016) – Lennox International Inc. (NYSE: LII) announced the appointment of Max H. Mitchell as a member of its board of directors, effective September 16, 2016. Mr. Mitchell is President and Chief Executive Officer of Crane Co., a diversified manufacturer of highly engineered industrial products.

“We’re excited to welcome Max as a member of the board of directors of Lennox International,” said Todd Bluedorn, Lennox International’s chairman of the board and chief executive officer. “He brings significant experience and expertise in the design, manufacturing, and multiple channel distribution of industrial products. We expect him to make valuable contributions to our board.”

Max joined Crane Co. in 2004 and before being named President and Chief Executive Officer served in roles of increasing responsibility, including Group President of Crane Co.’s largest business segment, and President and Chief Operating Officer. Prior to joining Crane Co. he held senior operational roles at Pentair Corporation and Danaher Corporation. He holds a BA from Tulane University and an MBA in finance and strategic planning from the University of Pittsburgh.

Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at http://www.lennoxinternational.com or by contacting Phil Gee, director, communications and public affairs at 972-497-7456.